Exhibit 99.2

Salesforce’s Billion Dollar Cloud Deal

June 1, 2016

Corporate Speakers

•	Marc Benioff; Salesforce.com; CEO, Chairman of the Board

PRESENTATION

Jim Cramer: Salesforce announcing a deal this morning; agreeing to acquire Demandware for $2.8 billion.

Well lucky enough Mark Benioff, Mr. Salesforce, happens to be in New York, so we got a good chance to talk to you. Why do you need Demandware, given the fact that I have seen your customer relations management, and it didn’t seem like you needed any help in retail.

Marc Benioff: Well, Jim, I couldn’t be more excited about this deal, and I’ll tell you why. Our customers are trying to connect with their customers in a whole new way. And you know that in sales and service and marketing, building communities, analytics, apps, IoT; all of those things we’ve talked about on your show many times. Well, now they also want to be able to create their own stores as well.

Online stores, physical stores, the commerce cloud; that’s what we’re going to create with Demandware. This is going to be amazing.

Jim Cramer: And yet, on your last conference call and in our interview, you talked about that new – the extension of the fabulous work that you were doing with Amazon. I question whether Amazon doesn’t get cut out by this deal.

Marc Benioff: Well, I think that what you see is that companies want to have that same one-to-one relationship with their customers that Amazon does. And this is a huge motivation for every retailer in the world. Who doesn’t want to be like Amazon? Of course, Salesforce also uses Amazon’s infrastructure; we love AWS, we love Jeff Bezos and we want to continue to emulate and be just like them.

Jim Cramer: So it’s possible that a retailer like Cole Haan, like Marks & Spencer, can build a very similar site to Amazon and tap into Amazon web services and be able to be equal part – their own part, or on equal footing.

Marc Benioff: Well, the reason I bought Demandware is we have a lot of common customers and I just got an e-mail from Brunello Cucinelli in Milan. And I’ll tell you what they do –

Jim Cramer: I bought a jacket from them I was going to wear last –

Marc Benioff: Beautiful stuff.

Jim Cramer: Really gorgeous stuff, but it was corduroy. I thought it might be too hot.

Marc Benioff: A customer of Salesforce, a customer of Demandware; now they can have a common platform to manage all their customer information. I got another e-mail this morning from Louis Vuitton in Paris. They use Salesforce to manage all their customer information, they use Demandware to do their commerce, now it can be one customer platform. One customer solution so they can connect with their customers in a whole new way. Pretty cool.

Jim Cramer: Yes. But you paid a lot. Is that because – I know that – there’s a very impressive piece by Piper Jaffray yesterday recommending the stock. That’s called timing. And in it they question whether –

Marc Benioff: I did see that last night.

Jim Cramer: It’s good timing, really. They call it good sushi at a good price. I think it’s a fabulous price for it. But they talk about how Adobe, IBM, and Oracle would also be interested in buying this besides you.

Marc Benioff: Yes. This was a very competitive deal; this was a very hard –

Jim Cramer: So was there an auction and we didn’t know about it?

Marc Benioff: Well, these deals, let me tell you, the M&A season right now is the most intense, most exciting I have ever seen. I have never seen more deals and more things happening; we’re not winning every deal, this is just a deal that we were actually able to get done. We’re excited that we could actually get Demandware. And it’s tough to get deals done in this environment because everybody’s positioning for growth for next year. And so, I’m thrilled that we got Demandware.

Jim Cramer: So, people don’t understand; they look at how much money you have, they don’t understand the deferred revenue situation, they don’t understand the cash flow situation. They do understand that you took a seven cent hit to non-GAAP. And we want to know why we should continue to pay the same amount for Salesforce after we see that number cut.

Marc Benioff: Well, here we are, we’re raising guidance again for this year. We just raised on our last quarter by $80 million; here we’re now raising another $120 million. We are really well positioned for growth for the next two to three years. You can see that with our deferred revenue level is at a record level, as you know. We had an unbelievable first quarter. We’re just positioned for growth.

And I’ll tell you why that’s important; we’re only coming to the end of the 2008 recovery cycle, and every company, every CEO, needs to be ready for really strong growth in 2017, 2018. And I don’t think any company is more well prepared for strong growth than Salesforce.

Jim Cramer: Okay, now, I saw Demandware has Deckers. I was at a Deckers pop-up store, they didn’t have certain inventory that I wanted, they took out an iPad and they ordered it and it would be mine almost instantly. That must be Demandware.

Marc Benioff: And just go into a Louis Vuitton store and right away somebody’s going to come up to you: Jim, great to see you, what trunk do you want? What purse do you want? I want briefcase. Here it is. They take out their phone; that’s Salesforce, then they’re working with the – yes, I saw you bought this, you bought that. And they’re – do you want to check out of this store just like you do at Apple? Yes, here you go – that’s Demandware.

Demandware is now we’re going to check you out and complete the transaction.

Jim Cramer: Well, I saw that Demandware – it was early on in predictive sort. Where are they really with predictive sort? Because I figured that this is what you tell me; artificial intelligence, it’s here.

Marc Benioff: This is what I think we should be talking a lot about, which is the next big wave of innovation in our industry. What have we talked about now for a decade? Cloud, social, mobile; now we see the fourth major technology coming forth, which is AI. And AI is machine learning, data science, deep learning; we have an incredible new product at Salesforce called MetaMind.

If you have a stroke, God forbid, Jim, and you had to go to the hospital and they need to know do you get the thrombotic drug or not, they don’t need to go to a radiologist; MetaMind can diagnose you on the spot and tell you if you need the thrombotic drug or not because it’s able to immediately look at your scan. And that’s amazing, that’s the next generation of technology, which is artificial intelligence. You’re going to see that in Demandware, you’re going to see that in every part of Salesforce, you’re going to see that through our whole industry; AI is the next big wave.

Jim Cramer: Well, we’ve been focused on that with Amazon. Obviously, we are going to focus on that with Salesforce. Marc Benioff, thank you so much for being on the show.

Marc Benioff: Jim, great to be with you.

Additional Information

The tender offer has not yet commenced. This interview is for informational purposes only and is neither an offer to purchase nor a solicitation of an offer to sell any securities. At the time the tender offer is commenced, Salesforce will file with the Securities and Exchange Commission (“SEC”) a Tender Offer Statement on Schedule TO, and Demandware will file a Solicitation/Recommendation Statement on Schedule 14D-9 with respect to the tender offer. Demandware stockholders and other investors are strongly advised to read the tender offer materials (including the Offer to Purchase, the related Letter of Transmittal and certain other tender offer documents that have yet to be filed) and the Solicitation/Recommendation Statement because they will contain important information that should be read carefully before any decision is made with respect to the tender offer. The Tender Offer Statement and the Solicitation/Recommendation Statement will be available for free at the SEC’s website at www.sec.gov. Free copies of these materials and other tender offer documents will be made available by the information agent for the tender offer.

In addition to the Offer to Purchase, the related Letter of Transmittal and certain other tender offer documents, Salesforce and Demandware file annual, quarterly and special reports, proxy statements and other information with the SEC. You may read and copy any reports, statements or other information filed by the parties at the SEC public reference room at 100 F Street, N.E., Washington, D.C. 20549. Please call the Commission at 1-800-SEC-0330 for further information on the public reference room. The parties’ filings with the SEC are also available to the public from commercial document-retrieval services and at the website maintained by the SEC at www.sec.gov.

Forward-Looking Statements

This interview contains “forward-looking statements” relating to the acquisition of Demandware by Salesforce. All statements other than historical facts included in this interview, including, but not limited to, statements regarding the timing and the closing of the transaction, the financing for the transaction, the expected benefits of the transaction, prospective performance and future business plans, and any assumptions underlying any of the foregoing, are forward-looking statements. These statements are based on current expectations of future events. If underlying assumptions prove inaccurate or unknown, or unknown risks or uncertainties materialize, actual results could vary materially from the parties’ expectations and projections. Risks and uncertainties include, among other things: uncertainties regarding the timing of the closing of the transaction; uncertainties as to how many of Demandware’s stockholders may tender their stock in the tender offer; the possibility that various closing conditions to the tender offer and merger transactions may not be satisfied or waived, including that a governmental entity may prohibit, delay, or refuse to grant approval for the consummation of the transaction; that there is a material adverse change to Demandware; the outcome of any legal proceedings that may be instituted with respect to the transaction; that the integration of Demandware’s business into Salesforce is not as successful as expected; the failure to realize anticipated synergies and cost savings; the failure of Salesforce to achieve the expected financial and commercial results from the transaction; other business effects, including effects of industry, economic or political conditions outside either company’s control; transaction costs; actual or contingent liabilities; as well as other cautionary statements contained elsewhere herein and in Salesforce’s and Demandware’s periodic and other reports filed with the SEC including the factors set forth in their most recent annual reports on Form 10-K and quarterly reports on Form 10-Q, the Tender Offer Statement on Schedule TO and other tender offer documents to be filed by Salesforce, and the Solicitation/Recommendation Statement on Schedule 14D-9 to be filed by Demandware. These forward-looking statements reflect Salesforce’s expectations as of the date of this report. Salesforce undertakes no obligation to update the information provided herein. Additional information about Salesforce is available at www.salesforce.com.